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Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Gen-Net Lease Income Trust, Inc.

        We hereby consent to the inclusion in the Registration Statement under the Securities Act of 1933 and Investment Company Act of 1940 on Form S-11 of our report dated January 10, 2002, on our audit of the financial statements of Gen-Net Lease Income Trust, Inc., as of December 31, 2000 and 2001 and the three years in the period ended which are included in the Registration Statement. We further consent to the reference to our firm under the caption "Experts" in both the Prospectus and Part II of the Registration Statement.

By:	/s/ ZWICK & STEINBERGER, P.L.L.C. Zwick & Steinberger, P.L.L.C.

Southfield, Michigan
January 10, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS